Exhibit 10.16

December 22, 2006

Mr. Gary Rush

[personally identifiable information withheld]

Dear Gary,

It is with great pleasure that I extend to you this formal invitation to join Angie’s List as Vice President of Technology beginning on or before February 5, 2007. Your position will be based out of the company’s Indianapolis headquarters location.

As compensation for your services, you will receive the following:

One-Time Signing Bonus:

•	A one-time signing bonus of $10,000 to be included in your first regular paycheck provided this offer is accepted prior to 11:59 pm on Saturday, December 23, 2006.

Annual Compensation:

•	An annual salary of $140,000.

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An MBO Bonus Plan that will pay up to $20,000 annually. During your first month of employment, you & I will construct & document the details that will govern this MBO Bonus Plan. Compensation earned through the MBO Bonus Plan will be distributed quarterly.

Long-Term Compensation:

•

A one-time, 2007 Performance Bonus that will pay up to .5% of the enterprise equity value created during your first year at the business. The total 2007 Performance Bonus awarded will be commensurate with the successful completion of the initiatives outlined in the “2007 IT Priorities (v2.1 lite)” document, a copy of which is attached. During your first month of employment, you & I will construct & document the specific details that will govern this plan. Approximately 50% of the 2007 Performance Bonus will be paid in cash at the conclusion of your first year at the business & the remainder of said bonus will be considered deferred compensation.

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A Profits Only Interest grant intended to provide you with .5% of the enterprise equity value created subsequent to the grant. This grant will take place in Q1 of 2008, will be contingent on the successful completion of your first year at the business & will carry terms & conditions similar to those that currently govern other grants carried by the executive team members at Angie’s List.

As Vice President of Technology, you will report directly to the Chief Operating Officer & your responsibilities will include (but may not be limited to) the following:

•	Providing strategic guidance in the design & development of all major technical initiatives

•	Defining, architecting & executing the organizational & infrastructural plans required to fulfill the company’s business & technology strategies

Angie’s List

1030 E. Washington St. • Indianapolis, IN 46202 • Phone/Fax (317) 803-3974 • www.angieslist.com

•	Supervising all functional areas of information technology including software design & development, systems administration, project management, systems testing and application & network support

•	Managing all mission critical technical partners including co-location, managed service and enterprise software providers

•	Setting standards/guidelines for software development processes & deliverables and measure performance against these standards

•	Maintaining legacy systems while transitioning the company to a new development environment & retooled application sets

•	Ensuring that system uptime & performance requirements are met

•	Preparing annual & quarterly budgets and staffing plans

•	Evaluating emerging technologies

As an employee of Angie’s List, you will have the opportunity to participate in the company-sponsored medical, dental, long-term disability & life insurance plans and flex 125 plans effective April 1, 2007. You will also be eligible to participate in the company’s 401k-program beginning in July of 2008. In addition, you will receive 16 days of paid leave each year. Paid leave includes all vacation days, sick days, personal days, etc.

Welcome to Angie’s List, Gary. I am confident that you will make a tremendous contribution to our growing organization, and that you will find working here a rewarding experience. Our entire team is looking forward to your arrival.

Sincerely,

/s/ Scott A. Brenton
Scott A. Brenton
Chief Operating Officer

To indicate your acceptance of this offer, please sign and return one original copy of this letter to my attention at Angie’s List, 1030 E. Washington St., Indianapolis, IN 46202.

/s/ Gary Rush	Dec 23, 2006
Accepted by Gary Rush	Date

Angie’s List

1030 E. Washington St. • Indianapolis, IN 46202 • Phone/Fax (317) 803-3974 • www.angieslist.com